EXHIBIT 10.29.3

Strictly Personal & Confidential

28 April 2005

David Fyfe

Chief Executive Officer

Cambridge Display Technology Inc.

Dear David,

I am writing to you formally to confirm the arrangements that exist with regard to retirement fund contributions made to you by the Company.

As you are aware, the Company policy with regard to UK retirement funds is to match a 5% employee contribution (to a retirement fund), with a 5% employer contribution (to a retirement fund). In February 2004, the Compensation Committee of the Company agreed that you should receive 5% of your base salary as an employer contribution towards your retirement fund.

As a result, the Company will contribute 5% of your base salary into the Company’s 401K Plan, where possible. In such circumstances that this (5%) figure exceeds the upper limits allowable under the terms of the Company’s 401K Plan, the difference between the amount the Company is able to contribute to the Plan within the confines of Plan limits, and 5% of your base salary will be paid to you directly via the payroll.

If you have any queries relating to these pension arrangements, please do not hesitate to contact me.

Yours sincerely,

Emma Jones

VP, Human Resources & Facilities